www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD THIRD QUARTER 2020 FINANCIAL RESULTS AND DETAILS LIFE OUT HERE STRATEGY

Third Quarter 2020 Financial Highlights and Fourth Quarter 2020 Outlook
•	Net Sales Increased 31.4%; Comparable Store Sales Increased 26.8%
•	Diluted Earnings Per Share (“EPS”) Increased 58.8% to $1.62
•	Company Provides Fourth Quarter 2020 Financial Outlook

Life Out Here Strategy to Drive Sustainable Growth
•	Prioritizes Five Foundational Pillars Centered on Customers, Digitization, Execution, Team Members and Total Shareholder Return
•	Accelerates Key Strategic Initiatives Focused on Being the Indispensable Supplier of Out Here Lifestyle Solutions
•	Announces Long-Term Growth Targets, Post Cycling U.S. COVID-19 Recovery

Brentwood, TN, October 22, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its third quarter ended September 26, 2020. The Company will host a virtual event this morning to provide an overview of its third quarter 2020 financial results and discuss its Life Out Here Strategy to accelerate key strategic initiatives to drive sustainable sales growth and financial performance.

“We were very pleased with the overall performance of our business in the third quarter, which exceeded our expectations. My sincere thanks and appreciation go out to the more than 40,000 Team Members of Tractor Supply for their extraordinary efforts to serve our customers with dedication and passion in the midst of the ongoing challenges of the COVID-19 pandemic and multiple natural disasters in the quarter. Our fundamentals are strong as we continue to gain market share across existing, new and reengaged customers. We are focused on advancing our capabilities to better serve our customers as we look to emerge from the pandemic even stronger,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

“Our Life Out Here Strategy builds on Tractor Supply’s strong heritage of being the dependable and convenient supplier for the Out Here Lifestyle. With a resilient business model and a differentiated and loyal customer base, we are moving at a fast pace to ensure Tractor Supply continues as a strong, relevant company for the future. Given our solid foundation along with our new strategic initiatives, we believe there are many growth opportunities ahead of us. The future is exciting as we look to drive sustainable growth and long-term value for our shareholders,” Lawton added.

Third Quarter 2020 Results
Net sales for the third quarter 2020 increased 31.4% to $2.61 billion from $1.98 billion in the third quarter of 2019. Comparable store sales increased 26.8%, as compared to an increase of 2.9% in the prior year’s third quarter. The COVID-19 pandemic continued to have a significant impact on consumer demand in the third quarter of 2020 across all of the Company’s major product categories as customers focused on the care of their homes, land and animals. Comparable store sales for the third quarter 2020 were driven by comparable average transaction count and ticket growth of 14.3% and 12.5%, respectively. The comparable store sales results also reflect a strong demand for everyday merchandise, including consumable, usable and edible products, and robust growth for summer seasonal categories. All geographic regions of the Company had robust comparable store sales growth. In addition, the Company’s e-commerce sales experienced triple-digit percentage growth.

Gross profit increased 36.6% to $948.0 million from $694.2 million in the prior year’s third quarter, and gross margin increased 138 basis points to 36.4% from 35.0% in the prior year’s third quarter. The increase in gross margin was driven by lower depth and frequency of sales promotions, less clearance activity and lower transportation costs as a percent of net sales.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 30.7% to $695.8 million from $532.4 million in the prior year’s third quarter. As a percent of net sales, SG&A expenses improved 14 basis points to 26.7% from 26.8% in the third quarter of 2019. The decrease in SG&A as a percent of net sales was primarily attributable to leverage in occupancy, personnel and other operating costs from the increase in comparable store sales. The leverage from these SG&A expenses was partially offset by incremental costs related to the COVID-19 pandemic including additional labor hours and supply costs dedicated to cleaning and sanitation to enhance the health and safety of Team Members and customers, investments in strategic initiatives including advertising, and increased incentive compensation given the record sales and profit performance in the quarter with the majority allocated to the store teams.

The effective income tax rate was 22.2% in the third quarter of both 2020 and 2019.

Net income increased 56.1% to $190.6 million from $122.1 million, and diluted earnings per share increased 58.8% to $1.62 from $1.02 in the third quarter of 2019.

The Company opened 23 new Tractor Supply stores and three new Petsense stores in the third quarter of 2020.

First Nine Months of Fiscal 2020 Results
Net sales for the first nine months of 2020 increased 25.7% to $7.74 billion from $6.16 billion in the first nine months of 2019. Comparable store sales increased 21.5% versus a 3.6% increase in the first nine months of 2019. Gross profit increased 29.9% to $2.77 billion from $2.13 billion, and gross margin was 35.7%, compared to 34.6% in the first nine months of 2019.

SG&A expenses, including depreciation and amortization, increased 23.9% to $1.95 billion but decreased as a percent of net sales to 25.2% compared to 25.6% for the first nine months of 2019.

The effective income tax rate in the first nine months was 22.6% compared to 22.2% in the first nine months of 2019.

Net income increased 46.6% to $613.1 million from $418.2 million, and diluted earnings per share increased 51.6% to $5.23 from $3.45 for the first nine months of 2019.

Year to date through the third quarter, the Company has repurchased approximately 2.9 million shares of its common stock for $263.2 million prior to suspending the share repurchase program on March 12, 2020. The Company has also paid quarterly cash dividends totaling $128.0 million year to date.

During the first nine months of 2020, the Company opened 61 new Tractor Supply stores and six new Petsense stores and closed one Tractor Supply store and three Petsense stores.

Fourth Quarter 2020 Financial Outlook
The impact that the COVID-19 pandemic will have on the broader economy and the Company’s fiscal 2020 results remains uncertain.

The Company is providing the following updated guidance for the expected results of operations in the fourth quarter of 2020:

Net Sales	$2.6 billion - $2.7 billion
Comparable Store Sales	+15% - +20%
Net Income	$163 million - $175 million
Earnings per Diluted Share	$1.37 - $1.47

COVID-19 related costs will continue to impact the business and are estimated to be approximately $17 million to $20 million in the fourth quarter. Additionally, the Company has prioritized its Life Out Here strategic growth initiatives, which will also impact the cost structure and are estimated to be approximately $12 million to $15 million in the fourth quarter. As previously disclosed and consistent with the third quarter of 2020, the Company anticipates permanent wage and benefit changes that will cost approximately $13 million in the fourth quarter.

For fiscal 2020, the Company continues to forecast capital expenditures in the range of $300 million to $325 million and plans to open approximately 80 new Tractor Supply stores and 10 new Petsense locations.

The Company is in a very strong liquidity position with current cash and cash equivalents of approximately $1.11 billion and no amounts drawn on its $500 million revolving credit facility as of September 26, 2020.

Life Out Here Strategy and Long-Term Financial Targets
The five major pillars of the Life Out Here Strategy that will be discussed by Lawton and other executives at today’s event are outlined below:

1.Deliver Legendary Customer Experiences: Expand and deepen Tractor Supply’s customer base by providing personalized, localized and memorable customer engagements.
2.Advance the Company’s ONETractor Capabilities: Evolve the Company’s Anytime, Anywhere, Any Way customer experiences by digitizing business processes and furthering omni channel capabilities.
3.Operate the Tractor Way: Drive operations excellence and productivity through continuous improvement, space utilization and advanced supply chain capabilities.
4.Go the Country Mile with our Team: Connect, empower and grow Team Members to enhance their lives and the communities they live in, enabling them to provide legendary service to the Company’s customers.
5.Generate Healthy Shareholder Return: Allocate resources in a disciplined and efficient manner to drive profitable growth and build total shareholder value.

As part of today’s webcast video event, Tractor Supply’s management will share greater details on how the Company’s Life Out Here Strategy is anticipated to create sustainable shareholder value. Key initiatives in support of the strategy include space productivity through its Side Lot Transformation and Project Fusion store remodels, continued omni channel initiatives and digitization of its business processes, evolution of its Neighbor’s Club loyalty program and improved in-store merchandising execution through the use of Field Activity Support Teams.

As part of its Life Out Here Strategy, Tractor Supply has currently set the following annual financial growth rate targets for the three to five years starting once the Company believes it has cycled a year of normalized macro conditions from the impacts of the COVID-19 pandemic. These estimated growth rate targets do not constitute guidance for any currently identifiable period and represent long-term annual targets over time. Performance in any individual year may be lower or higher than these targets. Management will provide insights on these financial targets at today’s event.

Targets
Net Sales	+6% - +7%
Comparable Store Sales	+4% - +5%
Operating Margin	9.0% - 9.5%
Earnings per Diluted Share	+8% - +10%

“In an environment that continues to be highly uncertain, our Life Out Here Strategy is intensely focused on controlling what we can control as we look to emerge from the pandemic even stronger than before. We believe that Tractor Supply is well positioned for long-term sustainable growth. With a strong balance sheet and significant free cash flow generation, we have the ability to invest from a position of strength in our strategic initiatives to drive growth as we maintain a disciplined capital allocation process,” said Kurt Barton, Tractor Supply’s Chief Financial Officer.

The Company anticipates capital expenditures in the range of $450 million to $550 million annually to execute this strategy. This includes plans in 2021 to open approximately 75 to 80 new Tractor Supply stores, remodel 150 to 200 stores and transform the side lots in 150 to 200 locations.

Webcast Video Event Information
The Company will hold a webcast video event with a live Q&A session today, Thursday, October 22, 2020, at 9:00 a.m. CT / 10:00 a.m. ET. The video event is anticipated to conclude prior to 12:00 p.m. CT / 1:00 p.m. ET. In addition to discussing third quarter 2020 results, the management team will provide an overview of the Company’s key initiatives to support the Company's Life Out Here strategic plans. The event will be hosted by Hal Lawton, President and Chief Executive Officer; Kurt Barton, Chief Financial Officer; Seth Estep, Chief Merchandising Officer; John Ordus, Chief Stores Officer; and Rob Mills, Chief Technology, Digital Commerce and Strategy Officer. The event will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the event to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 40,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At September 26, 2020, the Company operated 1,904 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 26, 2020, the Company operated 183 Petsense stores in 25 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, long-term financial growth rate targets, estimated results of operations, including, but not limited to, operating margins, net income and comparable store sales, and capital expenditures. Other factors affecting future results include the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 26, 2020		September 28, 2019		September 26, 2020		September 28, 2019
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$2,606,572	100.00%	$1,984,144	100.00%	$7,742,087	100.00%	$6,160,146	100.00%
Cost of merchandise sold	1,658,615	63.63	1,289,904	65.01	4,976,068	64.27	4,030,177	65.42
Gross profit	947,957	36.37	694,240	34.99	2,766,019	35.73	2,129,969	34.58

Selling, general and administrative expenses	641,129	24.59	482,604	24.32	1,794,924	23.18	1,432,603	23.26
Depreciation and amortization	54,651	2.10	49,819	2.51	158,634	2.05	144,584	2.35

Operating income	252,177	9.68	161,817	8.16	812,461	10.50	552,782	8.97
Interest expense, net	7,208	0.28	4,900	0.25	20,695	0.27	15,006	0.24

Income before income taxes	244,969	9.40	156,917	7.91	791,766	10.23	537,776	8.73
Income tax expense	54,359	2.09	34,784	1.75	178,701	2.31	119,601	1.94
Net income	$190,610	7.31%	$122,133	6.16%	$613,065	7.92%	$418,175	6.79%

Net income per share:
Basic	$1.64		$1.03		$5.27		$3.48
Diluted	$1.62		$1.02		$5.23		$3.45

Weighted average shares outstanding:
Basic	116,339		118,956		116,330		120,180
Diluted	117,745		120,058		117,330		121,239

Dividends declared per common share outstanding	$0.40		$0.35		$1.10		$1.01

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income	$190,610	$122,133	$613,065	$418,175

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	468	(809)	(6,066)	(4,458)
Total other comprehensive income/(loss)	468	(809)	(6,066)	(4,458)
Total comprehensive income	$191,078	$121,324	$606,999	$413,717

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 26, 2020	September 28, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,111,986	$82,640
Inventories	1,915,040	1,812,772
Prepaid expenses and other current assets	136,098	104,486
Income taxes receivable	7,838	5,600
Total current assets	3,170,962	2,005,498

Property and equipment, net	1,178,625	1,143,071
Operating lease right-of-use assets	2,354,196	2,133,238
Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	3,581	—
Other assets	28,941	22,997
Total assets	$6,860,797	$5,429,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,056,911	$679,791
Accrued employee compensation	120,361	49,236
Other accrued expenses	274,244	218,774
Current portion of long-term debt	380,000	30,000
Current portion of finance lease liabilities	4,407	3,884
Current portion of operating lease liabilities	294,826	270,038
Income taxes payable	1,914	—
Total current liabilities	2,132,663	1,251,723

Long-term debt	529,264	613,885
Finance lease liabilities, less current portion	32,948	29,174
Operating lease liabilities, less current portion	2,171,773	1,966,363
Deferred income taxes	—	1,888
Other long-term liabilities	118,283	74,441
Total liabilities	4,984,931	3,937,474

Stockholders’ equity:
Common stock	1,398	1,388
Additional paid-in capital	1,059,687	950,908
Treasury stock	(3,277,215)	(2,970,654)
Accumulated other comprehensive (loss)/income	(5,867)	73
Retained earnings	4,097,863	3,510,107
Total stockholders’ equity	1,875,866	1,491,822
Total liabilities and stockholders’ equity	$6,860,797	$5,429,296

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net income	$613,065	$418,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,634	144,584
Gain on disposition of property and equipment	(774)	(262)
Share-based compensation expense	26,977	25,755
Deferred income taxes	(3,734)	8,495
Change in assets and liabilities:
Inventories	(312,259)	(223,230)
Prepaid expenses and other current assets	(35,233)	9,961
Accounts payable	413,875	59,810
Accrued employee compensation	80,606	(4,810)
Other accrued expenses	20,279	(21,622)
Income taxes	(11,908)	(3,257)
Other	55,447	728
Net cash provided by operating activities	1,004,975	414,327
Cash flows from investing activities:
Capital expenditures	(161,292)	(144,342)
Proceeds from sale of property and equipment	1,130	2,317
Net cash used in investing activities	(160,162)	(142,025)
Cash flows from financing activities:
Borrowings under debt facilities	1,159,000	947,000
Repayments under debt facilities	(646,500)	(710,750)
Debt issuance costs	(1,237)	—
Principal payments under finance lease liabilities	(3,098)	(2,741)
Repurchase of shares to satisfy tax obligations	(7,732)	(3,790)
Repurchase of common stock	(263,219)	(489,977)
Net proceeds from issuance of common stock	73,753	105,543
Cash dividends paid to stockholders	(128,035)	(121,246)
Net cash provided by/(used in) financing activities	182,932	(275,961)
Net change in cash and cash equivalents	1,027,745	(3,659)
Cash and cash equivalents at beginning of period	84,241	86,299
Cash and cash equivalents at end of period	$1,111,986	$82,640

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18,304	$15,189
Income taxes	191,743	112,693

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$14,199	$10,981
Increase of operating lease assets and liabilities from new or modified leases	381,486	240,969
Increase of finance lease assets and liabilities from new or modified leases	6,028	2,883
Operating lease assets and liabilities recognized upon adoption of ASC 842	—	2,084,880

Selected Financial and Operating Information
(Unaudited)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Sales Information:
Comparable store sales increase	26.8%	2.9%	21.5%	3.6%
New store sales (% of total sales)	3.6%	2.5%	3.4%	2.9%
Average transaction value	$50.88	$45.97	$51.47	$46.56
Comparable store average transaction value increase (a)	12.5%	2.3%	12.0%	2.5%
Comparable store average transaction count increase	14.3%	0.6%	9.6%	1.1%
Total selling square footage (000’s)	31,836	30,344	31,836	30,344
Exclusive brands (% of total sales)	28.5%	30.8%	28.9%	31.1%
Imports (% of total sales)	9.7%	10.5%	10.4%	11.3%

Store Count Information:
Tractor Supply
Beginning of period	1,881	1,790	1,844	1,765
New stores opened	23	25	61	50
Stores closed	—	(1)	(1)	(1)
End of period	1,904	1,814	1,904	1,814
Petsense
Beginning of period	180	177	180	175
New stores opened	3	1	6	3
Stores closed	—	(2)	(3)	(2)
End of period	183	176	183	176
Consolidated end of period	2,087	1,990	2,087	1,990

Pre-opening costs (000’s)	$3,033	$2,614	$7,581	$5,258

Balance Sheet Information:
Average inventory per store (000’s) (b)	$833.0	$850.3	$833.0	$850.3
Inventory turns (annualized)	3.91	3.08	3.87	3.17
Share repurchase program:
Cost (000’s)	$—	$155,742	$263,219	$489,977
Average purchase price per share	$—	$105.97	$92.28	$99.46

Capital Expenditures (in millions):
Information technology	$36.6	$30.9	$72.6	$66.5
New and relocated stores and stores not yet opened	16.7	16.3	43.8	38.6
Existing stores	14.6	10.5	30.6	23.5
Distribution center capacity and improvements	5.6	2.5	11.6	14.3
Corporate and other	1.2	0.6	2.7	1.4
Total	$74.7	$60.8	$161.3	$144.3

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.